AGREEMENT FOR
                        PURCHASE AND SALE OF REAL ESTATE

                                 by and between

                                BAYER CORPORATION
                             an Indiana corporation

                                     Seller

                                       and

                    MACK-CALI REALTY ACQUISITION CORPORATION
                             a Delaware corporation

                                    Purchaser

                             Dated: March 31, 1998

                                    * * * * *

The mailing, delivery or negotiation of this Agreement by Seller or its agent or attorney shall not be deemed an offer by Seller to enter into any transaction or to enter into any other relationship with Purchaser, whether on the terms contained herein or on other terms. This Agreement shall not be binding upon Seller, nor shall Seller have any obligations or liabilities or Purchaser any rights with respect thereto, or with respect to the Property, unless and until Seller has executed and delivered this Agreement. Until such execution and delivery of this Agreement, Seller may terminate all negotiations and discussion of the subject matter hereof, without cause and for any reason or no reason, without recourse or liability.

                                    * * * * *

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Section 1.        Purchase and Sale; Certain Defined Terms...................1
Section 2.        Closing....................................................2
Section 3.        Price......................................................4
Section 4.        Conditions Precedent.......................................4
Section 5.        Contingencies..............................................5
Section 6.        Access Prior to Closing....................................8
Section 7.        Obligations of Seller......................................8
Section 8.        Obligations of Purchaser..................................10
Section 9.        Termination...............................................10
Section 10.       Representations and Warranties............................11
Section 11.       Costs Connected with Conveyances..........................15
Section 12.       Apportionments............................................16
Section 13.       Default...................................................17
Section 14.       Assessments...............................................17
Section 15.       Title.....................................................17
Section 16.       Condemnation..............................................18
Section 17.       Indemnification...........................................19
Section 18.       Assignment................................................20
Section 19.       "AS IS" Condition.........................................20
Section 20.       Intentionally Omitted.....................................21
Section 21.       Entire Agreement..........................................21
Section 22.       Binding Effect............................................21
Section 23.       No Modification...........................................21
Section 24.       Notices...................................................21
Section 25.       Captions; Gender..........................................23
Section 26.       Counterparts..............................................24
Section 27.       Governing Law.............................................24
Section 28.       Singular and Plural Usage.................................24
Section 29.       Escrow Agent..............................................24
Section 30.       Risk of Loss..............................................26
Section 31.       Publication. Confidentiality..............................26

                                LIST OF EXHIBITS

Exhibit A - Legal Description of Property
Exhibit B - Permitted Encumbrances
Exhibit C - Existing Contract
Exhibit D - Title Exclusions
Exhibit E - List of Environmental Documents

            THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE (hereinafter referred to as "this Agreement") is entered into and effective as of this _____ day of March, 1998, by and between BAYER CORPORATION, an Indiana corporation, having an office at 100 Challenger Road, Ridgefield Park, New Jersey (hereinafter referred to as "Seller") and MACK-CALI REALTY ACQUISITION CORPORATION, a Delaware corporation, having an office at 11 Commerce Drive, Cranford, New Jersey 07016 (hereinafter referred to as "Purchaser"). ("Purchaser" and "Seller" are hereinafter referred to collectively as the "parties".)

                              W I T N E S S E T H:

            WHEREAS, Seller owns, in fee simple, that certain parcel of land at One Ramland Road, designated as Lot 24 in Block 1, on the official tax map of the Town of Orangetown, Rockland County, New York, on which there is situated an approximately 232,339 square foot office building including certain improvements and fixtures located thereon and adjacent parking area(s), which parcel is more particularly described on Exhibit A attached hereto together with all rights, easements and appurtenances pertaining thereto (the "Property");

            WHEREAS, Purchaser desires to acquire the Property, subject to the conditions hereinafter stated, and Seller desires to convey the Property to Purchaser upon the terms and conditions hereinafter provided;

            NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained in this Agreement, the parties hereby covenant and agree as follows:

      Section 1. Purchase and Sale; Certain Defined Terms.

      1.1. Subject to the terms and conditions set forth in this Agreement, Seller shall sell and convey the Property to Purchaser, and Purchaser shall purchase from Seller a fee simple estate in the Property, together with all rights, easements and appurtenances belonging thereunto, and all of Seller's and the record owner's right, title and interest in and to any and all streets or public ways adjacent thereto, before or after vacation thereof.

      1.2. As used in this Agreement, the following capitalized terms shall have the meaning indicated below:

            1.2.1. "Effective Date" means the date on which this Agreement has been fully executed by the parties and an original counterpart has been delivered to the parties.

            1.2.2. "Section" means a numbered part of this Agreement captioned as a "Section" and all paragraphs and subparagraphs included within the referenced Section; the term "paragraph" means a numbered paragraph which is included within a Section of this Agreement and all subparagraphs included within the referenced paragraph; and the term "subparagraph" means a numbered subparagraph which is included within a paragraph of this Agreement.

      1.3 As used in this Agreement, the following capitalized terms shall have the meaning indicated in the paragraph indicated below:

            "Contaminants" - paragraph 10.4.
            "Closing" - paragraph 2.1.
            "Closing Date" - paragraph 2.1.
            "Deposit" - subparagraph 3.2.1.
            "Discharge" - paragraph 10.4.
            "Environmental Documents" - paragraph 10.4.
            "Environmental Laws" - paragraph 10.4.
            "Escrow Agent" - subparagraph 3.2.1.
            "Governmental Authorities" - paragraph 10.1.13. "Investigation Period" - paragraph 5.1. "Investigation Termination Date" - paragraph 5.1. "Permitted Encumbrances" - paragraph 15.1. "Purchase Price" - paragraph 3.1.
            "Reports" - paragraph 10.4.
            "Tank Laws" - paragraph 10.4.
            "Underground Storage Tanks" - paragraph 10.4

      Section 2. Closing.

      2.1. Provided that all conditions precedent to closing, as set forth in
Section 4, have been satisfied or waived as provided for herein, the closing of title to the Property (the "Closing") shall take place within fifteen (15) days following the Inspection Termination Date, as hereinafter defined (the "Closing Date").

      2.2. Notwithstanding the Closing Date specified in this Section 2, provided any contingencies of Seller's have been complied with or waived in writing by Seller and Purchaser, Purchaser may elect to accelerate the Closing Date for the Property on five (5) business days prior notice to Seller.

      2.3. The Closing shall take place at the offices of Pryor, Cashman, Sherman & Flynn ("Purchaser's Counsel"), 410 Park Avenue, New York, New York, or such other location as may be mutually agreed to by the parties.

      Section 3. Price.

      3.1. The purchase price for the Property (the "Purchase Price") shall be the sum of SEVEN MILLION DOLLARS ($7,000,000.00) (the "Purchase Price").

      3.2. Purchaser shall pay the Purchase Price as follows:

            3.2.1. The sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Deposit") shall be paid by Purchaser on the Effective Date and shall be held in escrow in an interest-bearing Merrill Lynch Government Fund trust account by Seller's Counsel (the "Escrow Agent"), until the Closing Date or sooner termination of this Agreement, with all interest earned thereon following the Deposit.

            3.2.2. In the event this Agreement is terminated by Purchaser on or before the Inspection Termination Date, as defined in subparagraph 5.1., pursuant to the provisions of subparagraphs 5.1 or 5.2 or for any of the other reasons recited in paragraph 9.1, the Deposit and all interest earned thereon shall be returned to Purchaser. If this Agreement is not terminated, upon the closing of title hereunder, Seller will receive the Deposit and the interest earned thereon, which interest will not be credited toward the Purchase Price. In the event the Agreement is terminated, the Deposit and all interest accrued thereon will be forwarded by the Escrow Agent to the party set forth in the Agreement as being entitled to same. Purchaser represents that its tax identification number, for purposes of reporting the interest earnings is 22-3340547. Seller represents that its tax identification number for purposes of reporting the interest earnings is 25-1339219.

            3.2.3. The balance of the Purchase Price in the amount of Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000.00), subject to adjustment pursuant to the terms of this Agreement, shall be payable to Seller at Closing by a wire transfer of immediately available funds through the Federal Reserve System to a bank account designated in writing by Seller. Seller shall provide Purchaser with wire transfer instructions, no fewer than three (3) business days prior to Closing.

      Section 4. Conditions Precedent.

      4.1. The following are conditions precedent to the obligations of Purchaser to close title to the Property hereunder:

            4.1.1. All representations and warranties of Seller contained herein shall be true, accurate and correct on the Closing Date.

            4.1.2. All of the obligations of Seller under this Agreement to be performed from and after the Effective Date through the Closing Date shall have been performed by Seller.

            4.1.3. The title company is prepared to issue to Purchaser a title policy for title which is insurable at standard rates (without special premium) by the title company without exception other than the standard pre-printed title exclusions from coverage as set forth on Exhibit D attached hereto, the Permitted Encumbrances and/or such other conditions as are acceptable to Purchaser.

            4.1.4. Seller shall have delivered to Purchaser all of the documents provided herein for said delivery.

            4.1.5. There shall not be any sewer moratorium affecting the Property.

            4.1.6. The contingencies set forth in Section 5 shall have been satisfied within the time period specified therein or the same have been waived pursuant to the terms thereof.

      4.2. The following are conditions precedent to the obligations of Seller to close title to the Property hereunder:

            4.2.1. All representations and warranties of Purchaser contained herein shall be true, accurate and correct on the Closing Date.

            4.2.2. All of the obligations of Purchaser under this Agreement to be performed from and after the Effective Date through the Closing Date shall have been performed by Purchaser.

      Section 5. Contingencies.

      5.1. From the Effective Date through and including the thirtieth (30th) day after the same ("the Inspection Period"), Purchaser may conduct, at Purchaser's expense, an investigation of the Property in order to determine that same is in all respects satisfactory to Purchaser in its sole discretion. During the Inspection Period, Purchaser's investigation may also include, but not be limited to, an examination of: (i) the quality of the soil and groundwater on or beneath the Property including the performance of percolation tests and borings,
(ii) surveys, architectural, engineering, subdivision, access and financial matters, market analysis, development and market feasibility studies or such other studies as Purchaser, in its sole discretion, determines is necessary or desirable in connection with the Property and may inspect the physical and financial conditions of the Property, including, but not limited to, any service contracts, leases, engineering and environmental reports, development approval agreements, permits and approvals, which inspection shall be satisfactory to Purchaser in its sole discretion; (iii) the existence of any storage tanks on, beneath or within the Property; and (iv) the nature and extent of wetlands, floodplains, steep slopes or other environmentally sensitive areas on the Property. Purchaser's ability to conduct any sampling during the Inspection Period is specifically conditioned upon the following: (a) Purchaser provides Seller with a sampling plan before engaging in any sampling, (b) Seller approves the sampling plan which approval will not be unreasonably withheld or delayed, and (c) Purchaser provides Seller with an opportunity to split samples and reasonable prior notice of any sampling proposed so that Seller may have a representative of Seller present at the sampling. Purchaser's ability to enter the Property for any purposes prior to Closing is specifically conditioned upon the following: (a) Purchaser hereby agrees that any such entry onto the Property shall not materially interfere with the use of the Premises by Seller and Purchaser agrees to restore the condition of the Property as near as reasonably possible to that existing prior to such entry and inspections and agrees to repair any damage caused as a result of such entry and/or inspections, and (b) Purchaser further agrees and acknowledges that Purchaser shall keep the results of all its inspections and any written material provided to it by or on behalf of Seller in strict confidence and shall not disclose any aspect thereof to any third party other than to those persons who are employees of Purchaser or consultants retained by Purchaser or have a need to know such information in order to perform necessary work in connection with said purchase; provided, however, that Purchaser shall advise such persons of the aforementioned confidentiality restrictions and obtain their agreement to abide by the same unless such disclosure shall occur after the Closing in which event the confidentiality restrictions shall no longer apply. Notwithstanding the above, Purchaser shall have the right to disclose any information which is discovered as a result of Purchaser's due diligence or which is provided to Purchaser by or on behalf of Seller if such disclosure is specifically required to be made by Purchaser pursuant to law.

      As hereinbefore stated, Purchaser shall have a period of thirty (30) days from the Effective Date in order to conduct all of the investigations which it desires in accordance with this paragraph 5.1. The thirtieth (30th) day after the Effective Date shall be the "Inspection Termination Date." Time shall be of the essence as to this thirty day period and the Inspection Termination Date. If prior to the Inspection Termination Date, Purchaser determines, in its sole discretion, that the results of any investigation, examination, tests, borings, inspection or study are in any way unsatisfactory to Purchaser, then Purchaser shall have the right to terminate this Agreement by notice in writing to Seller provided on or before the Inspection Termination Date and given in accordance with Section 24. Upon such timely given notice of termination, this Agreement shall be deemed terminated the Deposit and all interest earned thereon shall be promptly returned to Purchaser and promptly thereafter Purchaser shall deliver to Seller all copies of the Reports, as hereinafter defined,. If Purchaser does not give notice of termination as provided herein, then its right to terminate under this Section 5 for any matter disclosed or which could have been disclosed by its inspections shall expire at 11:59 p.m. on the Inspection Termination Date.

      5.2. During the Inspection Period, Seller shall, upon Purchaser's request, provide Purchaser and Purchaser's representatives with access to the Property at reasonable times, during Seller's business hours and in a manner so as not to disrupt Seller's business at the Property, in order to perform such inspections of the Property relating to: (i) such studies, tests, borings, investigations and inspections described in Section 5.1; (ii) the structural integrity of the building(s) on the Property; (iii) the mechanical, engineering and HVAC systems associated with the building(s) on the Property; and (iv) such other inspections and investigations of zoning, violations and searches as Purchaser in its discretion deems necessary or desirable to determine whether it will purchase the Property. Seller shall cooperate with Purchaser in facilitating its due diligence of the

Property and shall obtain, and use commercially reasonable efforts to obtain and provide, any consents that may be necessary in order for Purchaser to perform the same. Notwithstanding the foregoing, Purchaser shall be obligated to obtain any permits or approvals from Governmental Authorities, if the same are required due to the nature of Purchaser's investigation. In addition, Seller will (a) deliver to Purchaser, promptly after request, copies of the "Final Report Phase I Environmental Assessment of Agfa Division, Miles, Inc. One Ramland Road Orangeburg, New York" prepared by Burns and Roe Environmental Services, Inc. (the "Phase I Report"), (b) deliver or make available to Purchaser any Environmental Documents, as hereinafter defined, in the actual possession or control of Seller and (c) respond to reasonable inquiries from Purchaser relating to the Property. In the event any additional materials relating to the environmental condition of the Property come within Seller's possession or control after the date of this Agreement, Seller shall promptly submit complete copies of same to Purchaser. Purchaser acknowledges that, with respect to Seller's delivery of the aforementioned report and any other documentation provided or made available to Purchaser, Seller is not warranting nor representing as to the accuracy or completeness of the information contained therein nor as to Purchaser's ability to rely upon the accuracy or completeness of the same.

      As hereinbefore stated, Purchaser shall have a period of thirty (30) days from the Effective Date in order to conduct all of the inspections and/or investigations which it desires in accordance with this paragraph 5.2. Such right of inspection and the exercise of such right shall not constitute a waiver by Purchaser of the breach of any representation, warranty, covenant or agreement of Seller as specifically set forth elsewhere in this Agreement. Time shall be of the essence as to this thirty (30) day period and the Inspection Termination Date. If prior to the Inspection Termination Date, Purchaser determines that the results of the inspections referenced herein are in any way unsatisfactory to Purchaser in its sole discretion, then Purchaser shall have the right to terminate this Agreement by notice in writing to Seller provided on or before the Inspection Termination Date and given in accordance with Section 24, which notice shall be followed promptly by Purchaser's delivery to Seller of copies of all Reports and Purchaser shall also promptly return to Seller all Environmental Documents provided by Seller to Purchaser. Upon such timely given notice of termination, this Agreement shall be deemed terminated and the Deposit and all interest earned thereon shall be returned to Purchaser and this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations hereunder except as otherwise provided herein. If Purchaser does not give notice of termination as provided herein, then its right to terminate pursuant to this Section 5 for any reason or for any matter disclosed or which could have been disclosed by its inspection shall expire at 11:59 p.m. on the Inspection Termination Date.

      Section 6. Access Prior to Closing.

      Purchaser and Purchaser's agents, employees, representatives, contractors and consultants shall have the right to enter the Property at any reasonable time for the purpose of (i) inspecting the Property, conducting any and all of the investigation(s) and testing as are permitted hereunder, or (ii) making surveys or other measurements required in order to facilitate its inspection of the

Property. Purchaser agrees that the access provided herein is contingent upon Purchaser first obtaining public liability insurance, including worker's compensation insurance, with a limit of at least $1,000,000.00 covering its liability hereunder listing Seller as a certificate holder and the certificate(s) of such insurance shall be delivered to Seller prior to such entry.

      Section 7. Obligations of Seller.

      7.1. Upon the Effective Date, Seller shall have the following obligations:

            7.1.1. Seller shall give Purchaser prompt Notice, as hereinafter defined, (within three (3) business days after its receipt of Notice of same) of
(i) any rezoning or threatened rezoning of the Property; (ii) actual or threatened taking or condemnation of all or any portion of the Property; (iii) any actual or threatened enforcement action by any governmental agency or authority relating to the use, condition or environmental quality of the Property; or (iv) the commencement of any action by any party seeking relief which would result in the imposition of a lien on the Property, including, without limitation, an action to foreclose any mortgage on the Property.

            7.1.2. Seller shall not, from the Effective Date until the closing of title or earlier termination of this Agreement, further mortgage, convey, or encumber, or perform any act which would result in an encumbrance on the Property.

            7.1.3. Seller shall not, from the Effective Date until the closing of title or earlier termination of this Agreement: (i) enter into any leases or agreements which would extend beyond the Closing Date; or (ii) allow occupancy or use of any portion of the Property under any license or other agreement without the prior written consent of Purchaser.

            7.1.4. Seller shall continue to maintain the Property in its condition as of the Effective Date through the Closing, subject to reasonable wear and tear.

            7.1.5. Seller shall promptly notify Purchaser of, and promptly deliver to Purchaser, a complete copy of any Notice Seller may receive on or before the Closing Date, from any Governmental Authority concerning a violation of Environmental Laws or Discharge of Contaminants. All capitalized terms not previously defined shall have the meanings as hereinafter provided.

      7.2. At the Closing, Seller shall have the following obligations:

            7.2.1. Seller shall execute, acknowledge and deliver to Purchaser a bargain and sale deed, with covenants against grantor's acts, in sufficient and recordable form to convey title to the Property in accordance with the terms of this Agreement. Such deed shall contain a metes and bounds description of the Property which, if Purchaser elects to obtain a survey, shall be prepared at

Purchaser's expense by Purchaser's surveyor. Said survey and metes and bounds description shall be certified to the parties by the surveyor and shall be provided to Seller at least five (5) business days prior to the Closing Date. In no event shall the deed contain a notification pursuant to New York Environmental Conservation Law ("ECL") ss.27-0918 or the regulations promulgated thereunder, or any other Environmental Law.

            7.2.2. Seller shall execute, acknowledge and deliver to Purchaser an affidavit of title in such form required by Purchaser's title insurer to insure title to the Property in accordance with the terms of this Agreement, and such other documents as are reasonably required by Purchaser's title insurer and which are customarily required in similar commercial transactions in New York to insure title to the Property in accordance with the terms of this Agreement.

            7.2.3. Seller shall deliver to Purchaser copies of the current real estate tax bills.

            7.2.4. Seller shall execute, acknowledge and deliver to Purchaser affidavits in form reasonably satisfactory to Purchaser's attorney for the purpose of complying with the Foreign Investment in Real Property Tax Act.

            7.2.5. Seller shall execute a closing statement reflecting the payment and disbursement of the Purchase Price in accordance with this Agreement.

            7.2.6. Seller shall deliver to Purchaser discharges, in sufficient and recordable form, for all liens and/or mortgages affecting the Property or a pay-off letter from the financial institution holding such lien or mortgage in form and substance reasonably satisfactory to Purchaser's title insurance company.

            7.2.7. Seller shall execute, acknowledge and delivery a New York State TP 584 Tax Form and an Equalization Form (if the same are required by law).

      Section 8. Obligations of Purchaser.

      8.1 At the Closing, Purchaser shall have the following obligations:

            8.1.1 Purchaser shall deliver to Seller the portion of the Purchase Price required under subparagraph 3.2.3. after application of a portion thereof, if any, necessary for the release, satisfaction and cancellation of the aforementioned liens or mortgages, if any, on the Property.

            8.1.2. Purchaser shall execute a closing statement reflecting the payment and disbursement of the Purchase Price in accordance with this Agreement.

      Section 9. Termination.

      9.1. Purchaser shall have the right to terminate this Agreement upon written notice to Seller given in accordance with Section 24 hereof under any of the following circumstances:

            9.1.1. If any of the conditions precedent set forth in paragraph 4.1 shall not have been satisfied as of the Closing Date or if the contingencies set forth in Section 5 have not been satisfied or waived pursuant to the terms hereof.

            9.1.2. If Seller shall be unable to convey title in accordance with
Section 15.

            9.1.3. Pursuant to Section 16 or 30.

            9.1.4. If any of Seller's representations under Section 10 are not true, accurate and complete as of the Closing Date.

            9.1.5. If Seller is in default of its obligations hereunder and if the default is susceptible of cure, has not remedied the default after written notice and a reasonable opportunity to cure not to exceed thirty (30) days.

      9.2. Upon receipt by Seller of any written notice of termination of this Agreement by Purchaser prior to the end of the Inspection Period or pursuant to paragraph 9.1, Seller shall cause the return of the Deposit and all interest earned thereon to Purchaser and this Agreement shall cease and terminate and be null and void and of no further force and effect; provided, however, that if Purchaser exercises the right to terminate this Agreement in accordance with subparagraph 9.1.5 by reason of a default by Seller, then Purchaser shall nonetheless be entitled to the remedies provided in paragraph 13.1.

      9.3. If Purchaser is in default of its obligations hereunder and, if the default is susceptible of cure, Purchaser has not remedied the default within ten (10) days following written notice and Seller is ready, willing and able to close, Seller shall have the right to terminate this Agreement upon written notice to Purchaser given in accordance with Section 24 hereof.

      9.4. Upon receipt by Purchaser of any written notice of termination of this Agreement by Seller for any reason recited in paragraph 9.3, this Agreement shall cease and terminate and be null and void and of no further force and effect provided that (i) Purchaser's obligations to restore the Property and repair any damages pursuant to Section 5 shall survive the Closing and (ii) Seller shall nonetheless be entitled to the remedy provided in paragraph 13.2.

      9.5. In the event that this Agreement is terminated by either party and becomes null and void, such termination shall not relieve Purchaser of its obligation to restore the Property and repair any damage to same pursuant to
Section 5 hereof nor shall such termination relieve Purchaser of its obligation to indemnify Seller pursuant to the provisions of Section 17.

      Section 10. Representations and Warranties.

      10.1. Seller represents and warrants the following:

            10.1.1. Seller is an Indiana corporation, qualified to do business in the State of New York, validly formed and having full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this Agreement will not require approval or consent of any trustee or holders of any indebtedness or obligations of Seller, and will not contravene any law, governmental rule, regulation or order binding on Seller or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Seller under any indenture, mortgage, contract, or other agreement to which Seller is a party, or by which it may be bound or affected.

            10.1.2. Seller does not have knowledge of any pending or threatened actions or proceedings before any court or administrative agency which will materially adversely affect the ability of Seller to perform Seller's obligations under this Agreement.

            10.1.3. Seller does not have knowledge of any pending condemnation or similar proceeding affecting the Property or any portion thereof.

            10.1.4. Seller does not have knowledge of any notices, actions, labor disputes, legal actions, suits, claims and demands or other legal or administrative proceedings or judgments relating to any violations, currently pending or threatened against the Property including those relating to the environmental condition thereof, or the operation thereof, nor that any such action, suit, proceeding or claim has been threatened or asserted against all or any part of the Property, nor that there is any proceeding pending or presently being prosecuted for the reduction of the assessed valuation of taxes or other impositions payable in respect of any portion of the Property.

            10.1.5. Seller has granted no leases or licenses, nor created any tenancies, affecting the Property and there are no parties in possession of any portion of the Property as trespassers or otherwise and there are no leasing commission obligations affecting the Property.

            10.1.6. Seller does not have knowledge of any pending or threatened governmental or private proceedings which would impair or result in the termination of access from the Property to abutting public highways, streets, and roads.

            10.1.7. Seller is not a "foreign person" as such term is defined under Section 1445 (f)(3) of the United States Internal Revenue Code.

            10.1.8. Seller has made no agreements to pay any commissions or other compensation to any brokers or agents in connection with this Agreement other than Team

Resources, Inc. ("Broker") or as Broker shall direct, and has had no dealings with any broker or agent with respect to the Property upon which any such broker or agent would be entitled to a commission or other compensation. Seller shall pay the Broker, or as Broker shall direct, a commission pursuant to a separate agreement between Seller and Broker.

            10.1.9. No one other than Purchaser has a contract, option or right of first refusal to purchase the Property or any part thereof.

            10.1.10. At the Closing, there will be no unpaid bills or claims against Seller which may give rise to a lien against the Property. Seller does not have knowledge of any work performed at the building which would require an amendment to the certificate of occupancy (unless same was obtained), and any work performed at the Property by Seller to the date hereof and the Closing Date has been and will be in accordance with the rules, laws and regulations of all applicable authorities. All bills and claims for labor performed and materials furnished to or for the benefit of the Property will be paid in full on the Closing Date.

            10.1.11. There are no service contracts, union contracts, employment agreements or other agreements affecting the Property or the operation thereof, except as set forth on EXHIBIT "C".

            10.1.12. Seller has provided or made available to Purchaser all reports, including, without limitation, the Environmental Documents in Seller's actual possession or under its control related to the physical condition of the Property.

            10.1.13. Seller has no knowledge of any notices, suits, investigations or judgments relating to any violations including, without limitation, Environmental Laws or any laws, ordinances or regulations affecting the Property, and there are no outstanding orders, judgments, injunctions, decrees or writ of any agency, board, bureau, governmental unit, or any subdivision thereof, having, asserting or acquiring jurisdiction over all or any part of the Property or the management, operation, use or improvement thereof (collectively, the "Governmental Authorities") against or involving the Property.

            10.1.14. Seller has no knowledge of any federal or state liens as referred to under CERCLA or the New York Navigation Law ss.181 a to 3, or any other Environmental Laws, that have attached to the Property.

            10.1.15. Seller has no knowledge of any confirmed or pending assessment or special assessment for public improvements affecting the Property.

      10.2.1. In addition to the provisions of Section 10.1., Seller hereby warrants and represents, to the best of Seller's knowledge, without independent inquiry or investigation having been undertaken by Seller:

            (a) Except as has been disclosed to Purchaser in the documents set forth on Exhibit E attached hereto and made a part hereof, which were provided to or made available to Purchaser pursuant to this Agreement:

            (i) there are no Contaminants on, under, at or emanating from the Property, except those in compliance with all applicable Environmental Laws;

            (ii) no Contaminants have been Discharged onto the Property by Seller or during Seller's ownership of the Property in violation of any Environmental Law which would allow a Governmental Authority to require that a cleanup be undertaken;

            (iii) no ss.104(e) informational request has been received by Seller issued pursuant to CERCLA with respect to the Property;

            (iv) there are no above ground storage tanks or Underground Storage Tanks, as hereinafter defined, at the Property and there were no such tanks at the Property, regardless of whether such tanks are regulated or not;

            (v) the Property has not been used as a solid waste management facility as defined in the ECL ss.27-0701 et seq.

      10.2.2. Contemporaneously with the execution of this Agreement, and subsequently promptly upon receipt by Seller or Seller's representatives, Seller shall deliver or make available to Purchaser: (i) all Environmental Documents concerning the Property generated by or on behalf of Seller, whether currently existing or hereafter existing; (ii) all existing maps, diagrams and other documentation to the extent in Seller's actual possession or under its control relating to the physical lay-out and structural aspects of the Property.

      10.2.3. As used in this Section 10, "to the best of Seller's knowledge" or "Seller does not have knowledge" shall be limited to the actual knowledge of Mr. Robert Hoffman who is the individual currently employed by Seller who is in a position to have knowledge of the Property.

      10.2.4. A document shall be considered to be in Seller's actual possession or under its control if it is now, or was during the last ten (10) years, in the possession or control of either Mr. Robert Hoffman or Mr.
Vincent Opalka.

      10.2.5. To Seller's knowledge, there are no engineering or institutional controls at the Property, including without limitation, any deed notice, declaration of environmental restriction, groundwater classification exception area or well restriction area.

            10.3. All of the foregoing representations and warranties of Seller are true, accurate and complete as of the Effective Date and shall be true, accurate and complete as of the

Closing Date and shall survive the Closing Date for a period of one year, and any claim(s) brought thereon by Purchaser must be instituted within one (1) year of the Closing Date.

            10.4. The following terms shall have the following meaning when used in this Agreement:

            (i) "Contaminants" shall include, without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the "Tank Laws" as defined below; the ECL; the New York State Navigation Law; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq. ("RCRA"); the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601 et seq. ("CERCLA"); the Water Pollution and Control Act, 33 U.S.C. ss.1251 et seq.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar meaning referred to in any other applicable federal, state, county or municipal environmental statute, ordinance, code, rule or regulation, including, without limitation, radon, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum based derivatives. Where a statute, ordinance, code, rule or regulation defines any of these terms more broadly than another, the broader definition shall apply.

            (ii) "Discharge" shall mean the releasing, spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying, treating or dumping of Contaminants at, into, onto or migrating from the Property, regardless of whether the result of an intentional or unintentional action or omission.

            (iii) "Environmental Documents" shall mean all environmental documentation in the actual possession or under the control of Seller relating to the Property including, without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, or the equivalent, sampling results, sampling results reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, and directives and orders issued by any Governmental Authority.

            (iv) "Environmental Laws" shall mean each and every applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, codes, directives or requirements, of any Governmental Authority in any way related to Contaminants.

            (v) "Reports" shall mean the results of all investigations performed by third parties on behalf of Purchaser hereunder, including, without limitation, all copies of reports, studies, surveys, plans and other documentation resulting from Purchaser's investigation prepared by third parties on behalf of Purchaser.

            (vi) "Tank Laws" shall mean the New York Bulk Storage Law, ECL ss.17-1743, the New York Hazardous Substances Bulk Storage Act, ECL ss.40-0101 et seq., and the federal underground storage tank law (Subtitle I) of RCRA, together with any amendments thereto, regulations promulgated thereunder, and all substitutions thereof, and any successor legislation and regulations.

            (vii) "Underground Storage Tanks" shall mean each and every "underground storage tank" whether or not subject to the Tank Laws, as well as the "monitoring systems", the "leak detection system", the "discharge protection system" and the "tank system" associated with the "underground storage tank" as those terms are defined by the Tank Laws.

      10.4. Purchaser represents and warrants the following:

            10.4.1. Purchaser is a corporation validly formed and having full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this Agreement will not require approval or consent of any trustee or holders of any indebtedness or obligations of Purchaser, and will not contravene any law, governmental rule, regulation or order binding on Purchaser or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Purchaser under any indenture, mortgage, contract, or other agreement to which Purchaser is a party, or by which it may be bound or affected.

            10.4.2. Purchaser does not have knowledge of any pending or threatened actions or proceedings before any court or administrative agency which will materially adversely affect the ability of Purchaser to perform its obligations under this Agreement.

            10.4.3. Purchaser has made no agreement to pay any commission or other compensation to any brokers or agents in connection with this Agreement and has not had dealings with any broker or agent, other than Broker and Friedland Realty, Inc., with respect to the Property upon which any such broker or agent would be entitled to a commission or other compensation.

      Section 11. Costs Connected With Conveyances.

      The costs of the conveyances described in this Agreement shall be paid in accordance with the terms hereof and in accordance with the following schedule:

                  Broker's commission                       Seller

                  New York State Transfer Tax         Seller

                  Cost of survey                            Purchaser

                  Cost of title examination and
                  title insurance                           Purchaser

                  Attorneys' fees - Each party shall pay its own attorney's fees

                  Recording fees - deed                     Purchaser

      Section 12. Apportionments.

      The following shall be apportioned as of midnight on the date preceding the Closing Date:

      (i) Utility charges payable by Seller, including, without limitation, electricity, water charges and sewer charges. If there are meters on the Property, Seller will cause readings of all said meters to be performed not more than five (5) days prior to the Closing Date.

      (ii) Amounts payable under any service contracts other than those which Purchaser has elected to assume.

       (iii) Real estate taxes due and payable for the calendar year. If the Closing Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. If subsequent to the Closing Date, real estate taxes (by reason of change in either assessment or rate or for any other reason) for the Property should be determined to be higher or lower than those that are apportioned, a new computation shall be made and Seller agrees to pay Purchaser any increase shown by such recomputation and vice versa. Seller shall be responsible for the charges attributable to the Property to the Closing Date.

      (iv) The value of any heating fuel stored for use at any of the Property, at Seller's most recent cost, including taxes, on the basis of a reading made within ten (10) days prior to the Closing Date by Seller's supplier.

      (v) Except as otherwise provided in this Agreement, the adjustments shall be made in accordance with the customs in respect to title closings in the State of New York.

      (vi) Any errors in calculations or adjustments shall be corrected or adjusted as soon as practicable after the Closing.

      (vii) The provisions of this Section 12 shall survive the Closing Date.

      Section 13. Default.

      13.1. Anything in this Agreement to the contrary notwithstanding, if Seller fails to perform any obligation on its part to be performed pursuant to the terms and conditions of this Agreement (except for the inability to convey good and marketable title in accordance with Section 15 of this Agreement), then following notice and the expiration of the applicable cure period as provided for in paragraph 9.1.5., unless such obligation is waived by Purchaser, such failure to perform shall constitute a default under this Agreement, and Purchaser shall have available to it any and all rights and remedies that may be provided under the laws of the State of New York. In the event Purchaser elects not to seek specific performance then it shall terminate this Agreement pursuant to Section 9 and, other than its rights to seek a money judgment against Seller which shall specifically survive, this Agreement would terminate and be null and void.

      13.2. If Purchaser fails timely to close title to the Property (except as a result of a termination by Purchaser pursuant to paragraph 9.1) pursuant to the terms and conditions of this Agreement, or if Purchaser otherwise fails to perform any of its obligations under this Agreement, then unless such obligation is waived in writing by Seller, such failure shall constitute a default of this Agreement, and Seller may terminate this Agreement pursuant to Section 9. Purchaser acknowledges that such default under this Agreement would cause harm to Seller that is incapable of accurate estimation. Therefore, in the event of such default, Seller's damages shall be limited to the sum of the Deposit paid or payable at the time of such default, which shall be retained by Seller or paid over to Seller by Purchaser, as the case may be. Notwithstanding the foregoing, nothing contained herein shall limit or restrict Seller's ability to enforce the provisions of Section 9.5 hereof even following termination of this Agreement.

      Section 14. Assessments.

      If the Property is affected by any special assessment or assessment for public improvements prior to the Closing Date, which assessments are or may become payable, in installments or otherwise, then for the purpose of this Agreement the unpaid installments of any such assessments which are due during the calendar year in which the Closing occurs shall be paid on a pro-rata basis based upon each party's period of ownership during said calendar year.

      Section 15. Title.

      15.1. Title to the Property to be conveyed by Seller pursuant to this Agreement shall be good and marketable title, insurable at regular rates by Purchaser's title insurance company, and shall be conveyed by Seller to Purchaser free and clear of all liens, encumbrances and rights of any nature except those set forth on Exhibit B attached to this Agreement (the "Permitted Encumbrances") and the exclusions set forth on Exhibit D attached to this Agreement. Seller acknowledges that Matrix Corporation is the record owner of the Property, and agrees to provide

Purchaser's title company with such information and documentation as is reasonably requested to evidence that Seller is the legal and beneficial owner of the Property.

      15.2. Purchaser shall, at its own expense, obtain a title search and survey of the Property. Purchaser may notify Seller prior to the expiration of the Evaluation Period of any objections it may have to title based on its title search or survey. If Purchaser notifies Seller of objections to title, then Seller shall have the right to cure such defects before the Closing Date. Seller shall use commercially reasonable efforts to cure such defects provided such efforts do not require that Seller expend any sums in doing so except as specifically provided for hereafter with respect to mortgages, judgments, tax liens and other liens pursuant to the terms hereof. If Seller elects not to cure the defects because to do so would require the expenditure of money by Seller or Seller cannot cure the defects within fifteen (15) days of the originally anticipated Closing Date, or such subsequent date as is mutually agreed upon by the parties, Purchaser shall have the option to: (i) elect to proceed with this Agreement and waive its objection to the title defect; or (ii) terminate this Agreement in accordance with Section 9. Anything in this Agreement to the contrary notwithstanding, Seller shall be required to discharge mortgages, judgments (subject to the provisions in the following sentence), tax liens and other liens which are dischargeable by the payment of a sum certain at the Closing up to an aggregate amount equal to the Purchase Price to be received by Seller at the Closing and to provide at Closing documents in recordable and sufficient form to discharge such liens and/or mortgages of record, or, if the lien is held by a New Jersey, New York or national banking institution, a current mortgage pay-off letter from such institution in form and substance reasonably acceptable to the title company, together with the cost of recording or filing such instrument. In the event a judgment is entered against Seller in an amount which exceeds $500,000, Seller will not be obligated to pay-off said judgment but shall: (i) offer to indemnify Purchaser's title company (without Seller being required to post a bond but with a written indemnification in form and substance acceptable to both Seller and the title company) in order for the title company to omit such judgment as an exception to title or, if not acceptable to Purchaser's title company, Seller shall (ii) offer to indemnify Purchaser (without Seller being required to post a bond but with a written indemnification in form and substance acceptable to both Seller and Purchaser) in order for Purchaser to accept title subject to said judgment. In the event neither Purchaser's title company nor Purchaser agree to accept said indemnification, then Seller shall have the right to terminate this Agreement upon written notice to Purchaser. In the event Seller elects not to cure title defects raised by Purchaser or cannot cure the same, pursuant to the provisions of this paragraph 15.2, and Purchaser or Seller exercises its right to terminate this Agreement, again pursuant to the provisions of this paragraph 15.2., then Seller agrees to reimburse Purchaser for reasonable costs incurred by Purchaser in connection with its title search, survey and due diligence investigation(s) and testing, including without limitation attorneys' fees, engineering fees and environmental costs, but in no event shall said reimbursement exceed the sum of Thirty Thousand Dollars ($30,000.00).

      Section 16. Condemnation.

      In the event of an actual or threatened condemnation of any portion of the Property which in Purchaser's reasonable judgment would materially interfere with the use of the Property as commercial office space, Purchaser shall have the option to elect to terminate this Agreement by serving written notice thereof on Seller in accordance with Section 23 hereof, whereupon the Deposit and all interest earned thereon shall be returned to Purchaser and neither party shall thereafter have any further rights or obligations under this Agreement. If Purchaser does not terminate this Agreement in accordance with this Section 16, Seller shall allow Purchaser a credit against the Purchase Price at the Closing equal to such portion of the condemnation awards or other compensation received, as the same relate to the Property and not to Seller's personal property, before the Closing Date and Seller shall assign to Purchaser all of Seller's right, title and interest in any condemnation award or other compensation for such condemnation or taking by eminent domain and the parties shall proceed to Closing. Seller acknowledges that an actual or threatened condemnation would materially interfere with Purchaser's use of the Property if such condemnation would include the taking of any part of the building, any parking areas or any areas necessary for access, ingress or egress to or from the building to the parking areas and the street abutting the Property.

      Section 17. Indemnification.

      17.1. As used in this Section 17: (a) the verb "indemnify" means indemnify, defend, save and hold harmless, and the noun "claims" means claims, costs, expenses (including reasonable attorneys' fees and the reasonable fees of engineering and other required experts or professional consultants), penalties, obligations and liabilities of any nature; (b) "Environmental Claims" include all losses, costs, damages, allegations, demands, claims (including without limitation, claims for personal injury or real or personal property damage), liabilities, expenses, judgments, orders or investigations or remediation measures required by the governmental entities having jurisdiction over the Property (including, but not limited to the cost of any remedial work performed on the Property), that arise directly or indirectly from or in connection with the operation or the condition of the Property prior to the Closing Date, including but not limited to the presence, suspected presence, release or suspected release of any Hazardous Substances of any kind, whether into the air, soil, groundwater, pavement, structures, fixtures, equipment, tanks, containers or other personalty at the Property or any other real property in which Purchaser has or may acquire any interest; and (c) "Third-Party Environmental Claims" shall mean any Environmental Claims which: (A) are asserted or commenced by persons or entities, other than the Purchaser or a governmental entity and or successor of Purchaser (B) relate to the Property or real property that is adjacent to or in the vicinity of the Property.

      17.2. Purchaser shall indemnify Seller with respect to any claims, including but not limited to claims environmental in nature, due to the acts or omissions of Purchaser or Purchaser's agents, employees, subcontractors and/or invitees arising from entry onto the Property by Purchaser or Purchaser's agents, employees, subcontractors and invitees pursuant to
Section 6. Notwithstanding the foregoing, Purchaser shall not indemnify Seller on account of any existing environmental conditions which are discovered as a result of Purchaser's due diligence except to the extent the environmental condition is exacerbated by any act or omission of Purchaser, its agents, employees or invitees.

      17.3. To the extent permitted by law, Purchaser hereby waives all Environmental Claims it may have against Seller and releases Seller from same. Notwithstanding the foregoing, Purchaser shall not be prohibited from impleading Seller into any litigation with respect to any Third Party Environmental Claims which arise directly or indirectly or in connection with Seller's prior use, possession or occupancy of the Property prior to Closing or which arose during Seller's ownership of the Property.

      17.4. The parties agree to indemnify each other with respect to any claims by any broker or other person, in connection with this Agreement, other than Broker, where such claim is based solely upon the acts or alleged acts of the indemnifying party.

      17.5. Seller shall indemnify Purchaser with respect to any claims for a commission in connection with the transaction contemplated by this Agreement by Broker.

      17.6. For the purposes of this Section 17 only, the term "Purchaser" shall include Purchaser, Mack-Cali Realty Corporation, any Permitted Assignee, as hereinafter defined, and such entity, if any, as Purchaser may designate as its nominee pursuant to this Agreement.

      17.7. The provisions of this Section 17 shall survive the delivery of the deed at the Closing.

      Section 18. Assignment.

      This Agreement may not be assigned by Purchaser except to a directly or indirectly wholly-owned subsidiary or subsidiaries of Mack-Cali Realty Corporation, or to a partnership, corporation, limited liability company or other entity in which Mack-Cali Realty Corporation and/or any such wholly-owned subsidiary or subsidiaries owns, either directly or indirectly in the aggregate, at least fifty (50%) percent of the profits, losses and cash flow thereof and controls the management of the affairs of such entity (any such entity, a "Permitted Assignee") and any other assignment or attempted assignment by Purchaser without Seller's consent shall constitute a default by Purchaser hereunder and shall be deemed null and void and of no force and effect. In addition, at Closing, Purchaser shall have the right to cause Seller to direct the deed and other closing instruments to such party as Purchaser shall direct. No assignment or direction of the closing instruments shall relieve Purchaser from Purchaser's obligations under this Agreement specifically including those which survive the Closing or termination of this Agreement.

      Section 19. "AS IS" Condition.

      Purchaser represents that after the Inspection Period, Purchaser will have made a thorough inspection of the Property and that after the Inspection Period, Purchaser will be proceeding with this Agreement is entered into with full knowledge as to its value, character, quality and condition. Notwithstanding the foregoing, Purchaser retains its right to further inspect the Property pursuant to the terms of Section 5 of this Agreement and all rights set forth therein. Seller represents that water, sewer, electric and gas service are present at the Property but Seller makes no representation as to the sufficiency of said utilities to service the Property for the current use of Purchaser nor for any intended use of Purchaser. Furthermore, Seller makes no representation as to Purchaser's ability to use the Property for its intended use. It is therefore understood and agreed by and between the parties to this Agreement that, except as may otherwise be specifically provided for in this Agreement, the Property shall be taken by Purchaser at closing of title in its condition as of the date of this Agreement, normal wear and tear excepted. Except as may be expressly set forth in Section 10, SELLER MAKES ABSOLUTELY NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PHYSICAL CONDITION OF THE PROPERTY, THE AVAILABILITY OF UTILITIES NOR WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY.

      Section 20. (Intentionally Omitted)

      Section 21. Entire Agreement.

      All understandings and agreements heretofore had between the parties hereto with respect to the transaction contemplated by this Agreement are merged in this Agreement, which embodies their entire agreement, and the same is entered into after full investigation, neither party relying upon any statement or representation not contained herein.

      Section 22. Binding Effect.

      This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, legal representatives, administrators, successors and assigns.

      Section 23. No Modification.

      This Agreement may not be changed or terminated orally by either party; it may be amended only by a writing which is executed by Purchaser and Seller. No course of conduct or course of dealing by the parties shall be construed to constitute a waiver, modification, or amendment of any provision of this Agreement in the absence of a writing executed in accordance with this Section 23. The requirement set forth in this Section 23 that amendments to this Agreement must be in writing shall not itself be waived or amended by any oral agreement of the parties.

      Section 24. Notices.

            All notices and other communications hereunder shall be in writing (including wire, telefax or similar writing) (a "Notice") and shall be sent, delivered or mailed, addressed or telefaxed:

            If given to Seller:     Bayer Corporation
                                    100 Challenger Road
                                    Ridgefield Park, NJ 07660-2199
                                    ATTN: Vice President and General Counsel
                                    Telephone: (201) 440-0111 ext. 4706
                                    Telefax: (201) 440-4056

            with a copy to:         Agfa Division
                                    Bayer Corporation
                                    100 Challenger Road
                                    Ridgefield Park, NJ 07660-2199
                                    ATTN: General Services and Facility
                                    Telephone: (201) 440-0111 ext. 4711
                                    Telefax: (201) 440-4376

            with a copy to:         Colleen R. Donovan, Esq.
                                    Pitney, Hardin, Kipp & Szuch
            MAIL TO:                P.O. Box 1945
                                    Morristown, NJ 07962-1945
            DELIVER TO:             200 Campus Drive
                                    Florham Park, NJ 07932
                                    Telephone: (973) 966-6300
                                    Telefax: (973) 966-1550

            If given to Purchaser:  MACK-CALI REALTY ACQUISITION
                                    CORPORATION
                                    11 Commerce Drive
                                    Cranford, NJ 07016
                                    ATTN: Mr. Thomas Rizk
                                    Telephone: (908) 272-8000
                                    Telefax: (908) 272-6755

            and to:                 MACK-CALI REALTY ACQUISITION
                                    CORPORATION
                                    11 Commerce Drive
                                    Cranford, NJ 07016
                                    ATTN: Mr. Roger W. Thomas
                                    Telephone: (908) 272-8000
                                    Telefax: (908) 272-6755


            and to:                 MACK-CALI REALTY CORPORATION
                                    100 Clearbrook Road
                                    Elmsford, NY 10523
                                    ATTN: Mr. Andrew Greenspan
                                    Telephone: (914) 592-4800
                                    Telefax: (914) 592-4836

            with a copy to:         Pryor, Cashman, Sherman & Flynn
                                    410 Park Avenue
                                    New York, New York 10022
                                    ATTN: Andrew S. Levine, Esq.
                                    Telephone: (212) 326-0414
                                    Telefax: (212) 326-0806

Each such notice, request or other written communication shall be given (i) by hand delivery, (ii) nationally recognized overnight courier service or (iii) by telefax, receipt confirmed. Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized overnight courier service, when delivered by overnight delivery at the address specified in this
Section 24 (or in accordance with the latest unrevoked written direction from such party) and (ii) if given by telefax, it shall be deemed given at the time and on the date of machine transmittal provided same is sent prior to 4:00 p.m. on a business day (if sent later, then notice shall be deemed given on the next business day) and if the sending party receives a written send confirmation on its machine and forwards a copy thereof by regular mail accompanied by such notice or communication. Notices may be given by counsel for the parties described above and such Notices shall be deemed given by said party, for all purposes hereunder.

      Section 25. Captions; Gender.

      The section headings and table of contents set forth in this Agreement are for the convenience of the parties only, do not form a part of this Agreement, and are not to be considered a part of this Agreement for the purposes of interpretation, or otherwise. All references herein to the neuter gender shall be deemed to include the masculine and feminine genders, and all references herein to the singular shall be deemed to include the plural, all as the context may require.

      Section 26. Counterparts.

      This Agreement may be executed in counterparts, all of which shall be deemed originals.

      Section 27. Governing Law.

      This Agreement shall be governed by and construed according to the laws of the State of New York.

      Section 28. Singular and Plural Usage.

      If two or more persons or entities constitute either the seller or the purchaser, the word "Seller" or the word "Purchaser", and pronouns referring thereto, shall be construed in the singular or plural usage whenever the sense of this Agreement so requires and the obligations of such persons and entities hereunder shall be both joint and several.

      Section 29. Escrow Agent.

      29.1. The duties and obligations of Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and Escrow Agent shall have no duties other than those expressly imposed hereby, nor shall Escrow Agent be required to take any action other than in accordance with the terms hereof. The duties of Escrow Agent hereunder are entirely ministerial, and Escrow Agent shall have no responsibility for the content, validity or genuineness of or otherwise in respect of any document or instrument delivered to Escrow Agent hereunder. Escrow Agent shall not be liable, whether in acting or failing to act, for any error in judgment or for any mistake in fact or in law, or for any loss suffered by any of the parties hereto or herein referred to, except for a loss resulting from willful malfeasance or bad faith on the part of Escrow Agent in performing its duties hereunder. Escrow Agent may rely conclusively upon, and shall be protected in acting or failing to act upon, any agreement, notice, demand, document or instrument believed by Escrow Agent in good faith to be genuine. Purchaser and Seller hereby jointly and severally agree to indemnify Escrow Agent and hold it harmless from and against all loss, cost, damage and expense (including, but not limited to, reasonable attorneys' fees and disbursements) which Escrow Agent may incur arising out of or in connection herewith, except for willful misfeasance or bad faith on the part of Escrow Agent, as aforesaid.

      29.2. Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom said Deposit is to be delivered, Escrow Agent shall continue to hold the same until receipt by Escrow Agent of an authorization in writing, signed by all the parties having any interest in such dispute, directing the disposition of the Deposit. In the absence of such authorization, Escrow Agent may hold the Deposit until the final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after the date set forth herein for the Closing (as the same may have been changed by agreement of the parties) and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit in a court of competent jurisdiction pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys' fees and disbursements, by the party determined not to be entitled to the Deposit, or if the Deposit is shared between the parties hereto, such costs of Escrow Agent shall be shared pro rata, between Seller and Purchaser, based upon the amount of Deposit received by each. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.

      29.3. Upon the filing of a written demand for the Deposit by Purchaser or Seller, the Escrow Agent shall promptly mail a copy thereof to the other party. The other party shall have the right to object to the delivery of the Deposit by filing written notice of such objection with the Escrow Agent at any time within five (5) business days after the mailing of such copy to it, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly mail a copy thereof to the party who filed the written demand.

      29.4. Escrow Agent may resign at any time by giving two (2) business days' written notice to Seller and Purchaser. In the event of such resignation, Escrow Agent shall deliver the Deposit to another escrow agent designated by Seller and Purchaser to serve hereunder who shall be a practicing attorney or to a court of competent jurisdiction, whereupon Escrow Agent shall be discharged from its duties and obligations hereunder. The new escrow agent, if any, shall execute and deliver to each of Seller and Purchaser as written notice acknowledging that such new escrow agent is subject to and shall comply with the terms hereof as fully and completely and with the same legal force and effect as if new escrow agent had been originally named as the "Escrow Agent" hereunder.

      29.5. Any notice, demand or other communication to Escrow Agent hereunder shall be in writing and sent by certified mail, return receipt requested, with all postage and fees prepaid, addressed in accordance with Section 24 or to such address as shall be specified by Escrow Agent by written notice to Seller and Purchaser.

      29.6. Escrow Agent shall have the right to represent Seller in any dispute between Seller and Purchaser with respect to the Deposit, this Agreement or otherwise.

      Section 30. Risk of Loss.

      The risk of loss or damage to the Property by fire or otherwise shall remain with the Seller up to the Closing Date. In the event that the Property shall suffer damage, other than reasonable wear and tear, Seller may repair such damage or shall allow Purchaser to take an agreed upon reduction in the Purchase Price to reflect the reasonable cost of repairs, or, in Seller's discretion, Seller shall assign to Purchaser any and all rights to insurance proceeds with respect to the Property for any such loss or damage by fire or otherwise and, in such event, shall allow Purchaser a credit at Closing in the amount of Seller's deductible under its insurance, and shall cooperate with Purchaser, as reasonably necessary, to pursue claims to such proceeds. Notwithstanding the above, if the reasonable cost of repairs is in excess of $200,000.00, Purchaser shall have the right to terminate this Agreement upon written notice to Seller within twenty-one (21) days of its receipt of notice of said loss or damage and, in the event Purchaser terminates pursuant to the provisions hereof, the Deposit and accrued interest shall be returned to Purchaser and this Agreement shall be null and void and of no further force and effect except as may be specifically provided herein.

      Section 31. Publication. Confidentiality.

      31.1. After the Deposit has been paid by Purchaser hereunder, Purchaser shall have the right to make such public announcements or filings with respect to the proposed transaction as Purchaser may deem reasonably prudent except that Purchaser shall not make public the Purchase Price until after the Closing hereof. Purchaser shall not issue any such announcement prior to the Closing without the prior approval of Seller as to the text of the announcement, which approval shall not be unreasonably withheld or delayed; provided, however, that Purchaser shall be entitled to make such filings or announcements upon advice of counsel as may be necessary or required.

      31.2. Without the prior written consent of the other party, until Purchaser shall make a public announcement as provided in Section 31.1, neither Purchaser nor Seller shall disclose, and Seller and Purchaser will direct their respective representatives, employees, agents and consultants not to disclose, to any person or entity the fact that Purchaser and Seller have entered into an agreement to acquire the Property or any of the terms, conditions or other facts with respect to this Agreement. Notwithstanding the foregoing, either party may disclose those terms and conditions which are required to be disclosed pursuant to any law or in order to comply with this Agreement; provided, however, that the disclosing party shall use its best efforts to limit the disclosure to the information necessary, and unless such disclosure is to a governmental entity or subdivision thereof, the disclosing party shall also advise any party to whom disclosure is made that said terms and conditions are subject to a confidentiality requirement and shall obtain the agreement of said party to keep any information disclosed to it as confidential. In the event of a breach of the provisions of this Section 31.2., the same shall constitute a default by the disclosing party and the non-disclosing party shall be entitled to terminate this Agreement pursuant to the provisions herein on fourteen (14) days prior written notice. Unless the Closing occurs prior to the expiration of the fourteen (14) day period, this Agreement shall then be deemed terminated and null and void.

            IN WITNESS WHEREOF, the parties have hereunto set their hands and seals or caused these presents to be signed by their proper corporate officers and caused their proper corporate seal to be hereto affixed, the day and year first above written.

ATTEST:                                   SELLER:

                                          BAYER CORPORATION,
                                          an Indiana corporation


By:                                       By:
    ----------------------------              -------------------------------
Name:                                     Name:
Title:                                    Title:
                                          Date Signed by Seller:
                                                                 ---------------

ATTEST:                                   PURCHASER:

                                          MACK-CALI REALTY ACQUISITION
                                          CORPORATION
                                          a Delaware corporation


By:                                       By:
    ----------------------------              -------------------------------
Name:                                     Name:
Title:                                    Title:
                                          Date Signed by Purchaser:
                                                                    ---------

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF PROPERTY

            ALL that certain tract or parcel of land and premises, hereinafter particularly described, situate, lying and being in the _______________ of Orangeburg, of ________________ County and State of New York.

                                    EXHIBIT B

                             PERMITTED ENCUMBRANCES

            (a) Outstanding rights in any road, street, path or right of way abutting the Property.

            (b) Zoning and building regulations, ordinances or requirements adopted by any government or municipal authority having jurisdiction thereof and amendments and additions thereto now in force and effect which relate to the Property, provided same are not presently violated.

            (c) Any state of facts as an accurate survey of the Property would disclose, provided same does not prevent Purchaser from obtaining good and marketable title to the Property.

            (d) The lien of real estate taxes, personal property taxes, water charges and sewer charges provided same are not due and payable, but subject to adjustment as provided herein.

            (e) Easements and restrictions of record provided same are not presently violated, provided same will not interfere with the use and occupancy of the Property for commercial purposes, provided same does not require the payment of money, and provided no portion of the building is situated on an easement area.

            (f) Any and all laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates affecting the Property as of the date hereof, provided same are not currently violated.

                                    EXHIBIT C

                               EXISTING CONTRACTS

1. Contract with security company (copy of contract being obtained and more specifics will be provided).

                                    EXHIBIT D

                                TITLE EXCLUSIONS

                                    EXHIBIT E
                         LIST OF ENVIRONMENTAL DOCUMENTS